Galena Biopharma Reports First Quarter 2014 Results

•	Abstral net revenue was $2.2 million Q1 2014, with full year guidance of $11 to $15 million for 2014.

•
Progress on clinical milestones for 2014 on track: completing enrollment in the Phase 3 PRESENT trial, initiating the Phase 2 trial with GALE-401, and presenting Phase 1 data at ASCO and completing Phase 2 enrollment for GALE-301.

Portland, Oregon, May 6, 2014- Galena Biopharma (NASDAQ: GALE), a biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care, today reported its financial results for the quarter ended March 31, 2014 and provided a business update.

“We are excited about our commercial progress with Abstral, advancing our cancer immunotherapies NeuVax and GALE-301, and completing the acquisition of GALE-401,” said Mark J. Ahn, Ph.D., President and Chief Executive Officer. “2014 should be a significant year of continued progress for Galena. We expect Abstral sales to reach our guidance of $11 million to $15 million in net revenue for the year. In pipeline development, we are focused on our three major milestones of completing enrollment in the Phase 3 PRESENT trial, initiating the Phase 2 trial with GALE-401, and presenting gale-301 Phase 1 data at ASCO and completing Phase 2 enrollment.”

Galena will host a conference call today at 2:00 p.m. P.T./5:00 pm E.T. to discuss financial and business results. The call can be accessed by dialing (844) 825-4413 toll-free in the United States, or (973) 638-3403 for participants outside the U.S. The Conference ID number is: 33813249. The conference call will also be webcast live and available under the Investors section/Events and Presentations on the Company's website at www.galenabiopharma.com. The archived webcast replay will be available on the Company's website for 90 days.

First Quarter 2014 Financial Highlights

Galena Biopharma’s first commercial product, Abstral® (fentanyl) Sublingual Tablets, is approved for the treatment of breakthrough cancer pain. Net revenue from the sale of Abstral for the three months ended March 31, 2014 was $2.2 million, compared to no net revenue for the three months ended March 31, 2013, and up from $1.3 million in the fourth quarter of 2013. Cost of revenue and gross margins were $0.3 million and $1.9 million, respectively, for the three months ended March 31, 2014.

Operating loss for the three months ended March 31, 2014 was $11.8 million, including $1.7 million in stock-based compensation charges, compared with an operating loss of $6.6 million for the three months ended March 31, 2013, including $0.4 million in stock-based compensation charges, and an operating loss of $12.4 million for the fourth quarter of 2013, including $1.6 million in stock-based compensation charges.

Galena Biopharma also incurs income or expense due to non-cash charges related to changes in the fair value estimates of the Company’s warrant liabilities. Non-cash income related to the change in warrant values was $9.8 million for the three months ended March 31, 2014, compared to a non-cash loss of $5.0 million for the three months ended March 31, 2013, and a non-cash loss of $36.9 million for the fourth quarter of 2013.

Net loss for the three months ended March 31, 2014 was $2.5 million, or $0.02 per basic and diluted share, versus a net loss of $9.3 million, or $0.11 per basic and diluted share, for the three months ended March 31, 2013, and a net loss of $48.5 million, or $0.46 per basic and diluted share, for the fourth quarter of 2013.

As of March 31, 2014, Galena had cash and cash equivalents of $52.4 million, compared with $47.8 million as of December 31, 2013.

2014 Company Milestones

•
Launched Galena Patient Services (GPS), a full-service support program designed to enhance patient access to commercial products, like Abstral, offered by the Company. A dedicated GPS team works with healthcare professionals, patients, and insurance providers to guide the benefits approval process and make prescribing and receiving Galena Biopharma commercial products as simple and as accessible as possible. All GPS services are coordinated by a contracted third party vendor, and all patient records are kept confidential to maintain HIPAA (Health Insurance Portability and Accountability Act) privacy standards.

•	NeuVax™ (nelipepimut-S) clinical trials advance to seek to prevent recurrence in breast cancer patients rendered disease-free after completing standard of care therapy.

•
Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) trial continues to enroll at approximately 130 sites globally under an FDA-approved Special Protocol Assessment with enrollment expected to complete in 2014.

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Phase 2b combination trial with Herceptin® (trastuzumab), in collaboration with Genentech/Roche and the Henry M. Jackson Foundation, is currently enrolling at 16 sites in the U.S. The Phase 2b is a randomized, 300 patient trial enrolling node positive and high-risk node negative HER2 1+/2+ patients seeking to prevent breast cancer recurrence.

•
Received Department of Defense (DoD) funding for a new clinical trial with NeuVax in combination with Herceptin to prevent breast cancer recurrence in neoadjuvant, high-risk HER2 3+ patients who fail to obtain a pathological complete response (pCR). The multi-center, prospective, randomized, single-blinded Phase 2 trial is expected to begin in 2014.

•
Announced a strategic development and commercialization partnership for NeuVax with Dr. Reddy's Laboratories Ltd. in India. Under terms of the agreement, Galena licensed commercial rights to Dr. Reddy's for NeuVax in breast and gastric cancers in India, and Dr. Reddy's will lead the Phase 2 clinical trial of NeuVax in gastric cancer, significantly expanding the potential addressable patient population.

•
Expanded Intellectual Property for NeuVax with a Notice of Acceptance from the Australian Patent Office. The patent affords protection for NeuVax, a HER2/neu peptide vaccine, for inducing protective or therapeutic immunity to breast cancer recurrence in patients having low-to-intermediate HER2 IHC ratings of 1+ or 2+ and a FISH rating of less than 2.0 ± 20% for CYP17 to HER2/neu gene expression ratio. The patent provides NeuVax the exclusivity for this indication until 2028, not including any patent term extensions.

•
GALE-301 (Folate Binding Protein (FBP) vaccine) advances into Phase 2 to prevent recurrences in high-risk ovarian cancer patients after completing standard of care therapy. Full Phase 1 results to be presented at the American Society of Clinical Oncology (ASCO) 50th Annual Meeting, May 30 - June 3, 2014.

•
Acquired worldwide rights to anagrelide controlled release, renamed GALE-401, to expand Galena’s clinical development pipeline into hematology. Galena expects to pursue the expedited 505(b)(2) regulatory pathway to seek approval of GALE-401 for the treatment of essential thrombocythemia, or ET. GALE-401 is expected to enter a Phase 2 trial in mid-year 2014.

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Strengthened corporate governance with the addition of Irving M. Einhorn to serve as a member of the Board of Directors and a member special committee of independent directors. Mr. Einhorn is the former Regional Administrator of the Los Angeles Regional Office of the Securities and Exchange Commission (SEC). Since leaving the SEC, Mr. Einhorn has engaged in the private practice of law focused exclusively on federal, state and self-regulatory organization securities enforcement and securities compliance matters. Mr. Einhorn has unique experience in SEC enforcement, SEC regulation, SEC compliance, and SEC disclosure requirements based on 17 years of service as an SEC attorney and more than 40 years of experience as an attorney whose practice has been devoted exclusively to securities related compliance and enforcement matters.

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net revenue	$2,173	$—
Costs and expenses:
Cost of revenue (excluding amortization of certain acquired intangible assets)	331	—
Research and development	6,770	5,081
Selling, general, and administrative	6,830	1,530
Amortization of certain acquired intangible assets	91	—
Total costs and expenses	14,022	6,611
Operating loss	(11,849)	(6,611)
Non-operating income (expense):
Change in fair value of warrants potentially settleable in cash	9,792	(5,003)
Interest income (expense), net	(314)	5
Other income (expense)	(165)	(446)
Total non-operating income (expense), net	9,313	(5,444)
Loss before income taxes	(2,536)	(12,055)
Income tax benefit	—	2,762
Net loss	$(2,536)	$(9,293)
Net loss per common share:
Basic and diluted net loss per share	$(0.02)	$(0.11)
Weighted-average common shares outstanding: basic and diluted	116,244,209	83,002,323

GALENA BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2014
	(Unaudited)	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$52,427	$47,787
Restricted cash	200	200
Accounts receivable	1,466	3,683
Inventories	358	386
Prepaid expenses	1,328	1,399
Total current assets	55,779	53,455
Equipment and furnishings, net	653	665
In-process research and development	12,864	12,864
Abstral rights, net	14,882	14,979
GALE-401 rights	2,110	—
Goodwill	5,898	5,898
Deposits and other assets	104	115
Total assets	$92,290	$87,976
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,574	$2,660
Accrued expenses and other current liabilities	9,793	8,667
Current maturities of capital lease obligations	6	6
Fair value of warrants potentially settleable in cash	12,365	48,965
Current portion of long-term debt	3,102	2,149
Total current liabilities	26,840	62,447
Capital lease obligations, net of current maturities	23	26
Deferred tax liability	5,053	5,053
Contingent purchase price consideration, net of current portion	6,987	6,821
Long-term debt, net of current portion	6,883	7,743
Total liabilities	45,786	82,090
Total stockholders’ equity	46,504	5,886
Total liabilities and stockholders’ equity	$92,290	$87,976

About Abstral® (fentanyl) Sublingual Tablets

Abstral® (fentanyl) Sublingual Tablets are an important treatment option for inadequately controlled breakthrough cancer pain which impacts 40%-80% of cancer patients. Abstral is approved by the U.S. Food and Drug Administration, and is a sublingual (under the tongue) fentanyl tablet indicated only for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The innovative Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a convenient sublingual tablet which is designed to dissolve under the tongue in seconds, provide relief of breakthrough pain within minutes, and match the duration of the pain episode. See full prescribing information at www.abstral.com.

About NeuVax™ (nelipepimut-S)

NeuVax™ (nelipepimut-S) is the immunodominant nonapeptide derived from the extracellular domain of the HER2 protein, a well-established target for therapeutic intervention in breast carcinoma. The nelipepimut-S sequence stimulates specific CD8+ cytotoxic T lymphocytes (CTLs) following binding to HLA-A2/A3 molecules on antigen presenting cells (APC). These activated specific CTLs recognize, neutralize and destroy, through cell lysis, HER2 expressing cancer cells, including occult cancer cells and micrometastatic foci. The nelipepimut immune response can also generate CTLs to other immunogenic peptides through inter- and intra-antigenic epitope spreading. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the U.S. Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The PRESENT trial is ongoing and additional information on the study can be found at www.neuvax.com. A randomized, multicenter investigator sponsored, 300 patient Phase 2b clinical trial is also enrolling patients to study NeuVax in combination with Herceptin® (trastuzumab; Genentech/Roche).

About GALE-301 (Folate Binding Protein (FBP) vaccine)

GALE-301 (Folate Binding Protein (FBP)) cancer immunotherapy targets FBP, a well-validated therapeutic target, which is highly over-expressed in breast, ovarian and endometrial cancers. FBP is the source of immunogenic peptides that can stimulate cytotoxic T lymphocytes (CTLs) to recognize and destroy presenting FBP-expressing cancer cells. The FBP vaccine consists of the FBP peptide(s) combined with the immune adjuvant, granulocyte macrophage-colony stimulating factor (GM-CSF). GALE-301 is currently in a Phase 2 trial in ovarian cancer.

About GALE-401 (Anagrelide CR)

GALE-401 (Anagrelide CR) contains the active ingredient anagrelide, an FDA-approved product, which has been in use since the late 1990s for the treatment of Essential Thrombocythemia (ET). GALE-401 is a reformulated, controlled release version of anagrelide that is currently only given as an immediate release (IR) version. Phase 1 studies have shown the drug to be effective at lowering platelet levels while reducing side effects that prevent patients from taking their therapy regularly. Adverse events such as nausea, diarrhea, abdominal pain, palpitations, tachycardia, and headache with anagrelide IR are dose and plasma concentration dependent. Therefore, reducing the maximum concentration (Cmax) is expected to reduce the side effects, but preserve efficacy. GALE-401 has been shown to significantly reduce the Cmax while preserving nearly 100% of the Area Under the Curve (AUC), or the total amount of drug absorbed by the body. Thus, GALE-401 is expected to reduce the peak plasma exposure to lessen the adverse events while maintaining effective therapeutic levels for platelet inhibition.

About Galena Biopharma

Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company developing and commercializing innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our 2014 target revenue from the sale of Abstral® and the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials, as well as statements about recent litigation and company and regulatory investigations described in detail in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013, the workings of the recently formed special board committee and other expectations, plans and prospects. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact:

Remy Bernarda
VP, Marketing & Communications
(503) 405-8258
rbernarda@galenabiopharma.com